Exhibit 21.1

                     SUBSIDIARIES OF REGISTRANT

Leroy's Horse and Sports Place
Leroy's Hotel Corporation
Computerized Bookmaking Systems, Inc.
American Wagering Management Company, Inc.
AWI Keno, Inc.
Mega$ports (ACT) Pty Ltd.
STOP, Inc.
AWI Sports Systems, Inc.
AWI Hotel Systems, Inc.
Mega$ports, Inc.